EXHIBIT 23

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Ruddick Corporation:

     We consent to the incorporation by reference in the registration statements No. 33-26302, No. 33-56567, No. 333-19085, No. 333-22659, No. 333-53671, No. 333-62768, No. 333-98265, No. 333-105665 and No. 333-131927 on Form S-8 of Ruddick Corporation and subsidiaries of our reports dated December 6, 2006, with respect to the consolidated balance sheets of Ruddick Corporation and subsidiaries as of October 1, 2006 and October 2, 2005, and related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended October 1, 2006, and the related financial statement schedule – valuation and qualifying accounts and reserves and on management’s assessment of the effectiveness of internal control over financial reporting as of October 1, 2006 and the effectiveness of internal control over financial reporting as of October 1, 2006, which report appears in the October 1, 2006, annual report on Form 10-K of Ruddick Corporation.

/s/ KPMG LLP
Charlotte, North Carolina
December 6, 2006